Exhibit 99.1

SETTLEMENT AGREEMENT

Between

Solo Cup Company, an Illinois corporation,

and

DSC Logistics, Inc., an Indiana corporation

February 16, 2005

SETTLEMENT AGREEMENT

This Settlement Agreement is entered into by Solo Cup Company, an Illinois corporation (“Solo Cup”), and DSC Logistics, Inc., an Indiana corporation (“DSC”), on this 16th day of February 2005.

Whereas, the parties to this Settlement Agreement have previously entered into an Agreement between Solo Cup Company and DSC Logistics dated as of November 19, 2001 (the “Agreement”) under which DSC agreed to provide warehouse and transportation logistical services for Solo Cup for a five-year term starting January 1, 2002;

Whereas, the parties have had numerous disputes under the Agreement, which has resulted in multiple arbitrations and litigations;

Whereas, the parties entered into a non-binding Settlement Term Sheet on February 1, 2005;

Whereas, the parties have obtained an Order from Judge Nowicki of the Circuit Court of Cook County dated February 10, 2005 (the “Order”), which is incorporated herein by this reference and attached hereto as Attachment 1, ordering certain obligations of each party; and

Whereas, by this Settlement Agreement, the parties seek to terminate the Agreement, except as provided herein; resolve their disputes; and mutually release each other from further liability pursuant to the terms set forth herein.

I.	Preliminary:

A.	Capitalized terms used herein have the same meaning as in the Agreement, unless otherwise provided.

B.	The terms of this Settlement Agreement will not be disclosed by either party, except: (i) as required by law or government regulation; (ii) as necessary for Solo Cup to satisfy its reporting obligations to the investing public, including any public filings, investor conferences or other such inquiries; (iii) as necessary in connection with either party’s disclosures to its accountants, attorneys, other advisors and/or financing sources; (iv) as necessary for either party to satisfy its financial reporting obligations under accounting principles generally accepted in the United States of America; (v) as necessary in any action or proceeding to enforce the terms of this Settlement Agreement; or (vi) with respect to written announcements to each party’s employees, carriers, customers and the general marketplace, such communications are to be positive and non-disparaging about either Solo Cup or DSC, shall respect the confidentiality of the terms of the Settlement Agreement, are to be reviewed by a joint Solo Cup/DSC communications team for joint approval. Nothing contained herein shall prohibit Solo Cup or DSC from disclosing, in a non-disparaging fashion, the fact that Solo Cup has determined it best to in-source and bring logistics back into its operations.

C.	“Distribution Centers” are the distribution centers located in Arlington, Texas (which shall mean the Arlington I facility, which is 80,000 square feet at the facility located at 4001 New York Avenue, Arlington, Texas and the Arlington II facility, which is 114,400 square feet at the facility located at 3700 New York Avenue, Arlington Texas); Mira Loma, California; Fontana, California; Havre de Grace, Maryland; Jonesboro, Georgia; and Chicago, Illinois, together with all associated Overflow Facilities.

D.	“Overflow Facilities” are those facilities currently being used to store Solo Cup’s product in Elk Grove Village, Illinois; Des Plaines, Illinois; McDonough, Georgia; Arlington, Texas (which is a separate 114,400 square feet at the facility located at 3700 New York Avenue, Arlington, Texas); and Allentown, Pennsylvania.

E.	Transition of a Distribution Center (“Distribution Center Transition”) consists of all steps reasonably necessary to effect a change of control from DSC’s management to Solo Cup’s management for all day-to-day business operations so that normal business operations continue uninterrupted, including the transition of all Distribution Center employees who accept Solo Cup’s offer of employment.

F.	The date of the Distribution Center Transitions (“Distribution Center Transition Date”) will be on February 28, 2005, however, transition of the Distribution Centers will be as follows at each location:

i)	Chicago: 10:00 p.m. on February 27, 2005;

ii)	Mira Loma and Fontana: 10:00 p.m. on February 27, 2005;

iii)	Havre de Grace: 11:00 p.m. on February 27, 2005;

iv)	Jonesboro: 11:00 p.m. on February 27, 2005; and

v)	Arlington: 5:00 a.m. on February 28, 2005.

G.	“Transportation Transition” is the transition by DSC to Solo Cup of all transportation services and management associated with a particular regional distribution center pursuant to the timeframes established in the Transportation Services Transition Schedule set forth in Paragraph VI.B herein.

H.	“Interim Period” is the period of time between execution of this Settlement Agreement and the Distribution Center Transition Date.

I.	“Protocol” means the Services Transition Protocol attached as Attachment 2.

II.	Payment Terms:

A.	Within 24 hours after execution of this Settlement Agreement by both parties, Solo Cup will pay DSC $3,150,000 by wire transfer and provide DSC with an irrevocable unconditional letter of credit in the total amount of $8,600,000 (“Letter of Credit”), a copy of which is attached hereto as Attachment 3, from a bank with whom Solo Cup has an existing relationship, to secure Solo Cup’s additional payments to DSC and payable by wire transfer in accordance with the following schedule:

•	March 15, 2005 – $2.15 million

•	April 15, 2005 – $2.15 million

•	May 16, 2005 – $2.15 million

•	June 15, 2005 – $2.15 million

B.	Neither this Settlement Agreement nor the Order will take effect or be enforceable unless and until this Settlement Agreement is executed by both parties and Solo Cup has paid DSC $3.15 million and has delivered to DSC the Letter of Credit within 24 hours of the execution of the Settlement Agreement and the Mutual General Release has been executed by the parties thereto.

C.	Payment by Solo Cup of the amounts set forth above is in consideration for termination of the Agreement, the occurrence of the Distribution Center Transitions (including the transfer of any product in Overflow Facilities to facilities designated by Solo Cup) by the Distribution Center Transition Date and the Transportation Transitions pursuant to the Transportation Services Transition Schedule set forth in Paragraph VI.B herein.

D.	Upon execution of this Settlement Agreement, along with payment by Solo Cup of the $3.15 million as provided above, and delivery to DSC of the Letter of Credit referenced above, Solo Cup immediately will have the right to have its employees, officers or consultants on-site at each Distribution Center, who will have immediate access to all of the files and information relating to the operation of the Distribution Centers, including access to information technology, and will have access to the entire Distribution Centers at any time in accordance with the Protocol. Solo Cup agrees that it will use any information obtained by it from DSC’s files and records or at the Distribution Centers for operational purposes only and there will be no waiver of any privilege or confidentiality as a result of Solo Cup’s having access to such information.

E.	The Order provides that Solo Cup’s obligations and DSC’s obligations as stated therein are independent of one another, and independently enforceable by the Court.

III.	Continuing Obligations Under The Agreement:

A.	Upon execution of this Settlement Agreement, payment by Solo Cup of the $3.15 million to DSC as provided above, and delivery of the Letter of Credit referenced above, the Agreement will immediately terminate and neither party will have any rights or obligations under that Agreement, except as specifically set forth herein.

i)	The distribution center services provisions of the Agreement, except as otherwise set forth herein, will remain in effect, including but not limited to Paragraphs 8 through 18 and 25 of the Agreement (except DSC will not be required to meet the Service Level Agreements (“SLAs”) standards set forth in Exhibits C and F of the Agreement), and will not terminate until the Distribution Center Transitions.

ii)	Upon the occurrence of the Distribution Center Transitions on the Distribution Center Transition Date, all provisions of the Agreement relating to distribution center services will terminate. The transportation services provisions of the Agreement contained in Paragraph 16 (except for transportation SLAs) will remain in effect and continue to govern DSC’s provision of any transportation services or management to Solo Cup pursuant to this Settlement Agreement, and will not terminate until the occurrence of each respective Transportation Transition, as set forth in the Transportation Services Transition Schedule contained in Paragraph VI.B.

iii)	Upon complete Transportation Transition and completion of the payment obligations set forth in Paragraph II.A herein by Solo Cup to DSC, by June 15, 2005, any and all provisions of the Agreement not previously terminated will terminate, and no party will have any post-termination obligations except as expressly set forth herein.

B.	Under no circumstances may DSC retain any Solo Cup product after the Distribution Center Transitions. Upon execution of the Settlement Agreement, payment by Solo Cup of the $3.15 million to DSC as provided above, and delivery of the Letter of Credit referenced above, DSC waives any warehouseman’s liens or right it may have to assert any warehouseman’s lien or any other claims or rights to Solo Cup’s products.

C.	All termination costs to be paid by either party are specifically identified in this Settlement Agreement and are included in the payment terms set forth in this Settlement Agreement. Neither party will be required to pay any termination costs pursuant to Paragraph 20 of the Agreement, including that Solo Cup will not be liable to DSC for any extraordinary costs or expenses as set forth in Paragraph 20.A(iii) of the Agreement. Upon execution of the Settlement Agreement, the parties will not be liable to each other for any costs or payments pursuant to any provision of the Agreement, including but not limited to any payment obligations under Paragraphs 3 through 7 of the Agreement or the termination costs set forth in Paragraph 20 of the Agreement.

IV.	Obligations Through Distribution Center Transition and Transportation Transition:

A.	For DSC’s February 2005 warehouse invoices, Solo Cup will pay without protest in full and on-time (within 15 days of receipt by Solo Cup) the actual warehouse costs incurred by DSC to operate the Distribution Centers, including transfer of product from Overflow Facilities to Solo Cup designated facilities, through February 27, 2005, including the 7.93% mark-up for corporate functional support, the 6% warehouse management fee and the 3% warehouse incentive fee. However, February 2005 actual warehouse costs invoiced by DSC may not exceed 125% of the highest monthly actual warehouse costs invoiced during 2004. On or before February 25, 2005, Solo Cup will pay DSC’s January 2005 warehouse invoice recalculated retroactively to reduce the warehouse management fee charged by DSC to conform with Order No. 23.

B.	Beginning with the January 2005 transportation invoice, Solo Cup agrees to pay the 6% transportation management fee and the 2% transportation incentive fee relating to the transportation services DSC provides for transportation services rendered until each respective Transportation Transition as set forth in the Transportation Services Transition Schedule as set forth in Paragraph VI.B. However, none of DSC’s transportation invoices may exceed 125% of the highest monthly transportation invoice during 2004, assuming the transportation services which DSC is requested to provide for Solo Cup are on par with previous months.

C.	DSC agrees to indemnify Solo Cup for any claims, including Solo Cup’s attorneys’ fees and costs, relating to invoices or charges relating to services that occurred while DSC managed the Distribution Centers or transportation services for which Solo Cup has already paid DSC.

D.	At any time during the one year following execution of this Settlement Agreement, Solo Cup will be entitled, at its cost, to reasonably audit (e.g., review back-up documentation for any invoice requested) the actual costs that DSC invoices to Solo Cup for costs incurred after the Settlement Agreement is executed under an “open book” policy, in which Solo Cup will have access to all documents supporting DSC’s “actual costs” and charges invoiced to Solo Cup so that Solo Cup can assure itself to the extent reasonably necessary that DSC is charging only costs DSC incurs and that the costs DSC invoices to Solo Cup are those incurred by DSC on behalf of Solo Cup to operate the Distribution Centers and provide the transportation services required herein. Solo Cup will not be required to compensate DSC for any of DSC’s costs associated with any such audit or review. With respect to warehouse and transportation costs, DSC will invoice only the costs DSC incurs so that if DSC obtains discounts, rebates or a price break in any form, DSC will invoice and Solo Cup will pay only the discounted price.

E.	In order to facilitate “smooth” Distribution Center Transitions and Transportation Transitions, DSC and Solo Cup agree to undertake their best efforts and take all the steps necessary for such transitions, as set forth herein and in the Services Transition Protocol.

V.	Other Transition Terms:

A.	Equipment:

i)	DSC will leave in place “AS IS WHERE IS” in the Distribution Centers or return to Solo Cup all equipment or assets owned by Solo Cup by February 28, 2005 with no payment to DSC.

ii)	Schedule 1.1(a) to the Asset Purchase and Transfer Agreement, attached hereto as Attachment 4, is an itemized, descriptive listing, by location, of each item owned by DSC currently being used in the Distribution Centers and that has been utilized at any of the Distribution Centers continuously since at least August 1, 2004 (collectively, the “Owned Assets”). DSC warrants and represents that it owns and has the right to transfer each listed Owned Asset. At the time of transfer on February 28, 2005, Solo Cup will pay DSC the remaining net book value of assets which has been determined by DSC in accordance with its books and records kept in the ordinary course of business, and as reflected on Schedule 1.1(a) to this Settlement Agreement. DSC will transfer, assign and convey, free and clear, “AS IS WHERE IS” the Owned Assets to Solo Cup as of the Distribution Center Transition Date. However, the transfer of these Owned Assets to Solo Cup will be accomplished through the fully executed Asset Purchase and Transfer Agreement and Bill of Sale, Assignment, and Assumption Agreement (Attachment A to the Asset Purchase and Transfer Agreement) which is attached hereto as Attachment 4.

iii)	Schedule 1.1(b) to the Asset Purchase and Transfer Agreement is an itemized, descriptive listing, by location, of each item leased by DSC currently being used in the Distribution Centers (collectively, the “Leased Assets”). DSC will also provide to Solo Cup by February 21, 2005 the lease/license or comparable documentation evidencing the economic and other terms and conditions underlying each item of Leased Assets. DSC will transfer, assign and convey, free and clear, subject to the consent of lessor if necessary, all of DSC’s rights to the Leased Assets to Solo Cup, and Solo Cup will assume DSC’s obligations for or relating to such Leased Assets without recourse to DSC for which DSC has obtained lessor consent, where necessary, from and after the date of such conveyance (but not with respect to any prior period) as of the Distribution Center Transition Date. The transfer of the Leased Assets to Solo Cup will be accomplished through the fully executed Asset Purchase and Transfer Agreement and Bill of Sale, Assignment and Assumption

Agreement (Attachment A to the Asset Purchase and Transfer Agreement). If DSC is unable to obtain necessary lessor consent with respect to a Leased Asset, Solo Cup is not obligated to assume that Leased Asset from DSC.

iv)	Schedules 1.1(a) and (b) to the Asset Purchase and Transfer Agreement, will include as a subset of the Owned Assets and Leased Assets, all information technology and communications equipment (except as otherwise provided in the Protocol), including but not limited to all electronic systems, software, RF units, antennas, telephone switch equipment, communications lines, computer network hardware, service and support agreements, whether now owned by DSC as enterprise systems or leased by DSC (the “Owned or Leased Information Technology Assets”) presently at the Distribution Centers that must remain in place and be turned over to Solo Cup by February 28, 2005, and for which DSC will be paid as part of Solo Cup’s payment obligations for DSC Owned and Leased Assets.

v)	Attachment 5 hereto is an itemized, descriptive listing, by location, of each contract, agreement, license and other written arrangement (as amended to date) to which DSC is a party in connection with the Distribution Centers or the provision of transportation services on behalf of Solo Cup (collectively, the “Contracts”). Prior to execution of this Settlement Agreement, DSC will have provided Solo Cup a true and complete copy of each Contract, except that prior to the Distribution Center Transition Date, DSC will provide copies of all carrier contracts, except as specifically prohibited in such Contract by confidentiality provisions contained therein. For each Contract identified in Attachment 5, Solo Cup will assume effective February 28, 2005 and without recourse to DSC, DSC’s obligations under the Contracts for the remaining term of the Contract provided that the term of the Contract ends no later than December 31, 2006, but not with respect to: (i) any period after that date, or (ii) any period prior to the Distribution Center Transition Date (for contracts associated with the Distribution Centers) or transition of transportation services to Solo Cup pursuant to the Transportation Services Transition Schedule (for contracts associated with DSC’s provision of transportation services and management). DSC will not be entitled to the return of any deposit, advance or prepayment in respect of any Contract unless and until DSC has established that it has not charged Solo Cup, directly or indirectly, for any portion of such amount. The parties shall each use their best efforts to: (i) terminate or otherwise minimize any liability or obligation that might arise to the extent that any of the Contracts would continue in effect beyond December 31, 2006 without such action; and (ii) to amend or otherwise modify any Enterprise Wide Contract (as defined below) in order to achieve substantially the same result as if there were separate agreements that could be assigned to Solo Cup with respect to only the Distribution Centers. As used herein,

“Enterprise Wide Agreement” means any Contract that applies to operations or facilities of DSC in addition to the Distribution Centers that is not by its terms divisible in order to assign to Solo Cup only the portion that applies to the Distribution Centers. All such Enterprise Wide Agreements have been disclosed in Attachment 5. The amendment or modification of any Enterprise Wide Agreement can only serve to reduce the amount of payment DSC seeks to have Solo Cup assume relating to the Contracts identified in Attachment 5, but no such amendment or modification can increase the amounts set forth in Attachment 5.

vi)	The valuation of all Owned Assets and Leased Assets, including racking and the Owned or Leased Information Technology Assets, set forth in Sub-Paragraphs (ii), (iii) and (iv) above, must be specifically detailed and the value of such asset confirmed by Solo Cup in connection with the execution of this Settlement Agreement, but under no circumstances will such Owned and Leased Assets be valued at more than $1.75 million collectively for the Owned Assets and Leased Assets, listed on Schedules 1.1(a) and 1.1(b) to the Asset Purchase and Transfer Agreement. For Leased Assets, Solo Cup will assume the lease and, although there will be no payment to DSC, the amount of such future payments to the lessors through the expiration of the current term of the lease will be applied against the $1.75 million valuation cap set forth above. For this purpose, the amount of such Leased Asset will be the total remaining payments due under each lease. Solo Cup will use its reasonable best efforts to complete the confirmation as soon as possible after execution of the Settlement Agreement, but in any event no later than the Distribution Center Transition Date, assuming DSC’s delivery to Solo Cup of all documentation set forth in Paragraphs V.A(ii)-(iv) above by February 15, 2005. To the extent Solo Cup cannot, despite commercially reasonable efforts, confirm that all assets listed on Schedules 1.1(a) and 1.1(b) to the Asset Purchase and Transfer Agreement are located at the Distribution Centers before the Distribution Center Transition Date, the $1.75 million valuation cap will be reduced by the amount of any such Owned Assets which cannot be confirmed.

B.	Hourly and Salaried Warehouse Personnel:

i)	Subject to completion of an employment application, Solo Cup will offer at-will employment for no less than ninety (90) days (subject to the right to terminate for cause and reasonable seasonal adjustments for up to twenty percent (20%) of the workforce at each Distribution Center) to all DSC hourly, salary and salary non exempt employees (other than those expressly excluded) who are employed by DSC and working on-site at the Distribution Centers on the Solo Cup account as of February 15, 2005 (“Account Employees”), on terms and conditions of employment that are determined by Solo Cup but that are substantially comparable to or better than the terms and conditions of employment currently provided by DSC to such employees, including equivalent wages, except for any employee who works at an Overflow Facility, any employee on disability who is unable to return to full-time work by March 14, 2005, Mark Diaz (the Mira Loma facility manager), James Sadler and Marion Johnson, whom DSC will continue to employ. All Account Employees to whom Solo Cup offers employment as set forth above and who accept employment with Solo Cup will become “Site Employees.” For any Account Employee who is out on disability as of the Distribution Center Transition Date, DSC will continue to pay that Account Employee’s salary and benefits pursuant to DSC’s policy until the Account Employee becomes a Site Employee, if ever, or is terminated by DSC. Based on the information provided by Solo Cup to DSC with respect to Solo Cup’s benefit plans, DSC hereby acknowledges that Solo Cup’s benefit plans are substantially comparable to DSC’s plans. For Account Employees who submit such an employment application, which contains a clause permitting such a release, DSC will make available to Solo Cup the Account Employee’s personnel and other records (and will not make available the personnel records of those Account Employees who do not submit an employment application to Solo Cup). Solo Cup has no liability whatsoever, including that Solo Cup has no financial obligation to DSC for any damages, resulting from any Account Employee who does not accept Solo Cup’s employment offer. DSC will indemnify Solo Cup for any obligations or liabilities, including Solo Cup’s attorneys’ fees and costs, arising from DSC’s Account Employees’ flexible benefit plans.

ii)	DSC expressly waives the no solicitation provision contained in Paragraph 25.F of the Agreement as to all Account Employees, except with respect to Mark Diaz, James Sadler and Marion Johnson.

iii)	Recognizing that an essential element of an effective transition is for Solo Cup to have a complete work force at each of the Distribution Centers, DSC expressly agrees that for a period of six (6) months following the Distribution Center Transition Date it will neither solicit nor hire, directly or indirectly, any Account Employee, with the exception of Mark Diaz, James Sadler and Marion Johnson, and any Site Employee that Solo Cup may, at its discretion, terminate during that time period, except that, with respect to the Mira Loma Distribution Center, the time period during which DSC cannot solicit nor hire Account Employees as set forth above, will expire on August 7, 2005. Further, DSC will not, without first obtaining the consent of Solo Cup after the signing of this Settlement Agreement, terminate any Account Employee, and such consent will not be unreasonably withheld or delayed by Solo Cup and will not be required in the case of any Account Employee who presents a risk of death or injury to personnel or property.

iv)	DSC expressly acknowledges that the settlement amounts set forth in Paragraph II.A are intended to include any and all severance obligations or payments DSC may have relating to any Account Employees not offered employment by Solo Cup. Solo Cup will have no further obligations to DSC with respect to severance or any other obligations DSC has to its Account Employees.

v)	DSC will be responsible for all liabilities in connection with claims incurred prior to the Distribution Center Transition Date by Account Employees under existing DSC benefit plan(s). Solo Cup will be responsible for all liabilities in connection with claims incurred after the Distribution Center Transition Date by Site Employees under Solo Cup’s benefit plan(s). Claims incurred by Site Employees on or after the Distribution Center Transition Date will be covered if coverage for such claims is provided under the Solo Cup Benefit Plans that provide welfare benefits for employees of Solo Cup (“Solo Cup Welfare Benefit Plans”). For purposes of this paragraph, a claim under a plan will be considered incurred on the date covered treatment is rendered or a covered service performed. DSC will be solely responsible, and liable, for compliance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 601 of the Employee Retirement Income Security Act of 1974 (“ERISA”) with respect to Account Employees (and their dependents) in connection with the termination of the Account Employees’ employment by DSC, subject to the termination of coverage for such Account Employees who become covered under the Solo Cup Welfare Benefit Plans.

vi)	DSC will offer all Account Employees COBRA coverage as required by law.

vii)	As of February 27, 2005, Site Employees may no longer make contributions to or receive matching contributions from DSC’s 401(k) plan (“Defined Contribution Plan”) DSC shall terminate the ongoing participation of the Site Employees in the Defined Contribution Plan effective as of the Distribution Center Transition Date and shall distribute Site Employees’ account balances to the extent required by the Defined Contribution Plan and permit rollovers of Site Employees’ account balances, including loans to the extent permitted by the Defined Contribution Plan, to accounts in Solo Cup’s defined contribution plan to the extent elected by such Site Employee and subject to the reasonable procedures of Solo Cup’s 401(k) plan. Participants will be treated as having experienced a qualifying termination under the terms of the Defined Contribution Plan.

viii)	Workers’ compensation claims of all Account Employees will be the responsibility and liability of DSC to the extent that any event(s) giving rise to such claims occurred prior to the Distribution Center Transition Date. Workers’ compensation claims of any Site Employees will be the responsibility and liability of Solo Cup to the extent the event(s) giving rise to such claims occurred on or after the Distribution Center Transition Date.

ix)	Each party agrees to cooperate with the other party with regard to any inquiry or audit of the other party, including any resulting litigation, by any tax, labor, or other governmental authority in any way related to such other party’s alleged employment liabilities, labor and/or employment practices and/or employee benefit plans, to the extent such investigation, audit or litigation arises out of or is related to actions or omissions of the cooperating party in respect of its own alleged employment liabilities, labor and/or employment practices and/or employee benefit plans. The provisions of this paragraph will survive the termination of the Settlement Agreement. Each party will provide reasonable cooperation to the other party to facilitate the other party’s administration and reporting of its plans and claims processing for Site Employees.

x)	As of the Distribution Center Transition Date, each Site Employee will be eligible to participate in the employee benefit programs, plans, and policies maintained for employees of Solo Cup (“Solo Cup Benefit Plans”) under the same terms and conditions as apply to similarly classified employees of Solo Cup.

xi)	In order to participate in the Solo Cup Welfare Benefit Plans each Site Employee must be eligible for plan participation. Solo Cup will offer each Site Employee the opportunity to make an election so that the Site Employee (and, subject to the terms of Solo Cup’s Welfare Benefits Plan, his or her covered dependents) will have health care coverage effective as of the Distribution Center Transition Date. All pre-existing conditions and waiting periods under the Solo Cup Welfare Benefit Plans will be waived for each Site Employee (and, subject to the terms of Solo Cup’s Welfare Benefits Plan, his or her covered dependents) who elects coverage under the applicable Solo Cup Welfare Benefit Plans as of the Distribution Center Transition Date to the extent satisfied under the corresponding plans of DSC. For purposes of determining the deductibles and annual out-of-pocket maximums (if applicable) for a Site Employee (and, subject to the terms of Solo Cup’s Welfare Benefits Plan, his or her covered dependents) under Solo Cup’s medical plan, the Site Employee (and, subject to the terms of Solo Cup’s Welfare Benefits Plan, his or her covered dependents) will be credited with any expenses incurred by them under DSC’s medical plan in the calendar year in which the Distribution Center Transition Date occurs. DSC will provide to Solo Cup all information necessary to determine the medical benefits deductibles of Site Employees and all out-of-pocket costs paid by all Site Employees for 2005 prior to the Distribution Center Transition Date and will require all Site Employees to submit all pending health claims by March 24, 2005. By March 31, 2005, DSC will provide Solo Cup with documentation reflecting the amount of each Site Employee’s deductible and out-of-pocket expenses paid in 2005 and the remaining deductible.

xii)	After the Distribution Center Transition Date, Site Employees will accrue vacation with Solo Cup in accordance with Solo Cup’s paid time off policies. With respect to accrued vacation pay for Site Employees, to the extent authorized by such Site Employee, DSC shall not pay any vacation benefits as a result of the Distribution Center Transitions and the Site Employees will retain their full entitlement according to DSC’s vacation pay policy less any vacation days used by the Site Employees during January or February 2005, except that for the Mira Loma Site Employees, DSC will pay out to the Site Employees accrued vacation pay to the extent required by California law and Solo Cup will reimburse DSC for such amounts but only to the extent that Solo Cup has not previously paid to DSC any amounts for accrued vacation pay (i.e. that DSC has not previously invoiced or charged Solo Cup in any way for this vacation pay or the accrual).

xiii)	Site Employees will receive credit under Solo Cup Benefit Plans (other than for purposes of determining benefits under a defined benefit pension plan) and Solo Cup employment policies for service with DSC to the same extent such service was credited under the corresponding benefit plan or policy of DSC.

xiv)	Solo Cup will credit Site Employees with any amounts credited to Site Employees under DSC’s flexible spending account plan for 2005 as of the Distribution Center Transition Date, and the total of such amounts will be a credit against the $1.75 million cap described in Paragraph V.A(vi) herein. DSC must provide Solo Cup with documentation of the estimated monthly amounts credited or to be credited to DSC’s flexible spending account plan for 2005 on or before February 21, 2005, which DSC has represented, to its knowledge without any special investigation, is less than $2,000 in the aggregate. DSC shall update such documentation by March 31, 2005 to reflect the amounts that the Site Employees used prior to the Distribution Center Transition Date and such amount will be a credit against the $1.75 million cap as set forth above.

xv)	DSC represents that, except as will be disclosed to Solo Cup in writing as provided below, no employee at any Distribution Center has experienced an “employment loss” (as defined in the federal Worker Adjustment and Retraining Notification Act, or any similar state or local law (the “WARN Acts”)) in the past ninety (90) days, and DSC will refrain from causing any such employee to suffer an employment loss prior to the Distribution Center Transition Date. No later than ten (10) business days prior to the Distribution Center Transition Date, DSC will provide Solo Cup with a list setting forth the number of employees (which number is not anticipated to be more than 10 employees at each Distribution Center) who have experienced an employment loss from each Distribution Center during the 90-day period ending on the Distribution Center Transition Date and the date of each such termination.

xvi)	Solo Cup will not, at any time within the 90-day period after the Distribution Center Transition Date, effectuate a “plant closing” or “mass layoff” (or comparable triggering event under any applicable state or local law), as those terms are defined in the WARN Acts, including when taken in conjunction with events that occurred prior to the Distribution Center Transition Date as disclosed by DSC to Solo Cup in the list provided above, unless DSC causes Solo Cup to vacate the premises at the Mira Loma facility prior to June 30, 2005, in which case Solo Cup is unable to represent that it will not effectuate a “plant closing” or “mass layoff” at that facility. At the Distribution Centers other than Mira Loma (if DSC causes Solo Cup to vacate the Mira Loma Facility prior to June 30, 2005), Solo Cup agrees to indemnify DSC for any WARN Acts liability that arises from the Distribution Center Transitions as set forth herein or failure to comply with the commitment described above for the 90-day period after the Distribution Center Transition Date as a result of any actions of Solo Cup, but neither DSC or Solo Cup believes that any such liability exists.

C.	Real Estate:

i)	DSC currently leases the following facilities, among other facilities, for the performance of services for Solo Cup: (a) 80,000 square feet at the facility located at 4001 New York Avenue, Arlington, Texas (the “Arlington I Facility”); (b) 114,400 square feet at the facility located at 3700 New York Avenue, Arlington, Texas (the “Arlington II Facility”); (c) an additional 114,400 square feet at the facility located at 3700 New York Avenue, Arlington, Texas (the “Arlington Overflow Facility”); (d) 333,206 square feet at the facility located at 3655 Philadelphia Street, Ontario, California (the “Mira Loma Facility”); and (e) 71,000 square feet at the facility located at 10509 Business Drive, Fontana, California (the “Fontana Facility”).

ii)	By the execution of the Settlement Agreement, DSC will assign and Solo Cup will assume effective on the Distribution Center Transition Date DSC’s remaining lease obligation for the Arlington I Facility, the Arlington II Facility, the Arlington Overflow Facility and the Fontana Facility (collectively the “Assigned Facilities”) through the end of the term of each lease. The Assignments are attached as Attachments B, C, and D to the Asset Purchase and Transfer Agreement. DSC will provide Solo Cup with a copy of the current leases for the Assigned Facilities, including all amendments, by February 11, 2005. After the Distribution Center Transition Date, Solo Cup will have exclusive control of each Assigned Facility. Solo Cup will defend, indemnify and hold DSC harmless against any and all claims, demands and actions, including DSC’s attorneys’ fees and costs, by a lessor or others seeking payment from DSC for liabilities or obligations related to any Assigned Facility that occurred or is alleged to have occurred after the Distribution Center Transition Date. DSC will defend, indemnify and hold Solo Cup harmless against any and all claims, demands and actions, including Solo Cup’s attorneys’ fees and costs, by a lessor or others seeking payment from Solo Cup for liabilities or obligations related to any Assigned Facility that occurred or is alleged to have occurred before the Distribution Center Transition Date.

iii)	For the Assigned Facilities, DSC will use its best efforts to provide, on or before February 28, 2005, a binding estoppel certificate (“Estoppel Certificate”) from the lessor of each Assigned Facility, pursuant to which Estoppel Certificate each such lessor will certify and agree, for the benefit of Solo Cup, the following as to the applicable lease:

(a)	that an accurate and complete copy of the applicable lease is attached to the corresponding Estoppel Certificate;

(b)	that such lease is unmodified and in full force and effect;

(c)	that rent and all other monetary obligations owed by lessee have been paid through the applicable due date set forth in such lease and that the security deposit, if any, required by the lease has been paid by DSC;

(d)	that the lessee is not in default under such lease nor has there occurred any event which with the giving of notice, passage of time or both, would constitute a default by the lessee under such lease, or, if the lessor believes lessee is in default, specifying the default, against which DSC will cure, and if DSC cannot cure such default, DSC will defend and indemnify Solo Cup, including Solo Cup’s attorneys’ fees and costs; and

(e)	that, to the best of the lessor’s knowledge, DSC is not in default under such lease nor has there occurred any event which with the giving of notice, passage of time or both, would constitute a default by DSC under such lease.

(f)	In the event that DSC cannot provide the Estoppel Certificate by February 28, 2005 then DSC will indemnify and hold Solo Cup harmless for any damage or loss to Solo Cup, including Solo Cup’s attorneys’ fees and costs, caused by such failure and DSC will sublease and Solo Cup will sublet the Assigned Facilities at the current lease rates. DSC represents and warrants that the current leases for the Assigned Facilities permits DSC to sublease the Assigned facilities to Solo Cup with the lessor’s consent.

iv)	If DSC is unable to or fails to sublet any of the Assigned Facilities or the Mira Loma Facility to Solo Cup by the Distribution Center Transition Date, DSC will indemnify and hold Solo Cup harmless for any damage or loss to Solo Cup associated with Solo Cup’s inability to utilize the Assigned Facilities or the Mira Loma Facility as contemplated under this Settlement Agreement, including Solo Cup’s attorneys fees and costs. DSC further agrees to indemnify Solo Cup to the extent that any WARN Acts liability arises as a result of DSC’s failure to sublet an Assigned Facility, and this section will supercede Section V.B(xvi) of this Settlement Agreement as to the Assigned Facilities under those circumstances.

v)	DSC represents and warrants that the current lease for the Mira Loma Facility permits DSC to sublease the facility to Solo Cup with the lessor’s consent and that DSC is unaware of any undisclosed liabilities or impediments to such sub-lease. DSC will sublease and Solo Cup will sublet and pay rent in the amount of $103,293.86 per month, which is the current lease rate, plus taxes and license fees in the amount of $38,324.80 per month, for the current lease at the Mira Loma Facility through June 30, 2005, but no longer, on the same terms as the existing lease. After the Distribution Center Transition Date, Solo Cup will have exclusive control of the Mira Loma Facility. DSC has the right to sublease the Mira Loma Facility to another party as of April 15, 2005 or thereafter or to use the Mira Loma Facility itself, upon thirty (30) days written notice to Solo Cup to vacate the premises. If DSC subleases the Mira Loma Facility to a third-party or uses the Mira Loma facility prior to June 30, 2005, Solo Cup will not be liable for any rent payments to DSC after the lease with the third-party begins or DSC’s use begins. Solo Cup will defend, indemnify and hold DSC harmless against any and all claims, demands and actions, including DSC’s attorneys’ fees and costs, by a lessor or others seeking payment from DSC for liabilities or obligations related to the Mira Loma Facility that occurred or is alleged to have occurred after the Distribution Center Transition Date and before June 30, 2005 or the effective date of a sublease by DSC to a third-party or DSC’s use of the facility in accordance with this paragraph, whichever earlier occurs. DSC will defend, indemnify and hold Solo Cup harmless against any and all claims, demands and actions, including Solo Cup’s attorneys’ fees and costs, by a lessor or others seeking payment from Solo Cup for liabilities or obligations related to the Mira Loma Facility that occurred or is alleged to have occurred before the Distribution Center Transition Date and after June 30, 2005 or the effective date of a sublease to a third-party, or DSC’s use of the facility in accordance with this paragraph, whichever earlier occurs.

vi)	For the Mira Loma Facility, by February 14, 2005, DSC: (a) will provide to Solo Cup an accurate and complete copy of the applicable lease; and (b) represents that such lease is unmodified and in full force and effect.

vii)	DSC has the right to purchase from Solo Cup all of the Owned Assets associated with the Mira Loma Distribution Center at the same cost that Solo Cup paid to DSC for those Owned Assets at the Distribution Center Transition Date, if DSC provides Solo Cup with 30 days notice that it wishes to purchase all such Owned Assets in conjunction with DSC’s notice, if any, to Solo Cup to vacate the Mira Loma Distribution Center prior to June 30, 2005. If DSC elects to purchase such Owned Assets, DSC must purchase all of the Owned Assets at the Mira Loma Distribution Center, and not merely a portion of the Owned Assets.

viii)	In the event that any of the leases cannot be assigned or sub-leased to Solo Cup as contemplated herein for any reason, DSC agrees that Solo Cup enjoys the exclusive right to utilize the Assigned Facilities and the Mira Loma Distribution Center from the Distribution Center Transition Date and DSC will execute an appropriate license at the existing rental rate, prior to the Distribution Center Transition Date, to Solo Cup to enjoy the exclusive use of the building. A landlord consent, the sublease and the lease for the Mira Loma Distribution Center are attached hereto as Attachment 6 and Exhibits A and B thereto.

ix)	Solo Cup will have no payment obligations to DSC or the landlord for any of the Assigned Facilities or the Mira Loma Distribution Center to the extent that DSC is unable to assign, sublease or license the facility to Solo Cup by the Distribution Center Transition Date.

x)	Upon both the Distribution Center Transition Date and transition of the Mira Loma Distribution Center to DSC or another party, pursuant to Paragraph V.C(v) above, Solo Cup and DSC will notify the lessor that they seek an inspection of the premises prior to each such transition to assess the condition of the premises and establish liability for any damage to the property based on which party has control over the facility. Solo Cup will vacate the premises on the final day of its sub-lease and will remove all equipment, racking and leasehold improvements that it has purchased or leased as part of the Owned and Leased Assets, unless DSC has provided 30 days notice and exercises its right, pursuant to Paragraph V.C(vii) above, to purchase all (but not a portion) of such assets.

xi)	On or before the Distribution Center Transition Date, DSC will notify the lessors of the Assigned Facilities that it seeks an inspection prior to the Distribution Center Transition Date to thereafter obtain its security deposit or any remainder thereof, and upon the Distribution Center Transition Date, Solo Cup will pay to the lessor any security deposit the lessors may require in connection with the lease assignments.

D.	Inventory:

i)	Solo Cup and DSC will jointly conduct a physical inventory and reconciliation upon the Distribution Center Transition. Discrepancies discovered through a physical inventory will result in a claim for missing inventory as set forth in Attachment 7, hereto and DSC will compensate Solo Cup for all such claims by March 14, 2005. Solo Cup may, in its sole discretion, elect to not conduct such physical inventories. In the event that Solo Cup elects to not conduct such physical inventories, DSC will have no liability for any inventory discrepancy. Solo Cup may exercise its discretion, as follows:

(a)	Solo Cup must notify DSC in writing on or before February 21, 2005 if it elects to have a physical inventory.

(b)	Solo Cup may waive its right to have a physical inventory at some but not all of the Distribution Centers. As to each Distribution Center that Solo Cup waives its rights DSC will have no inventory liability.

ii)	Upon execution of this Settlement Agreement, Solo Cup may perform cycle counts at its sole discretion. DSC will participate in and support such cycle counts. The cycle counts will not be the basis of any claim against DSC.

VI.	Transportation Services And Management:

A.	Transportation Transition:

i)	Upon execution of this Settlement Agreement until the complete transition of all transportation services and management to Solo Cup, DSC will use its best efforts to assure a “smooth transition” of all transportation functions to Solo Cup. Until transition of all transportation services and management to Solo Cup, DSC will continue to provide the following services and management at levels essentially on par with that which has been provided by DSC over the previous two years:

(a)	systems support to dispatch freight, including use of DSC’s WMS system, i2 system and all other systems necessary to schedule and dispatch freight;

(b)	continued provision of services at DSC’s National Service Center sufficient to service Solo Cup’s transportation services in order to perform carrier notification, dispatch services, appointments and all other day-to-day transportation activities until Solo Cup fully takes over those functions, but not to exceed four months from February 28, 2005 and taking into account that DSC is transitioning and phasing out of Solo Cup’s logistic business;

(c)	continuation of DSC’s macro processes for managing the supply chain as reflected in Exhibit A to Attachment 1, which is attached hereto and incorporated herein;

(d)	processing of order volumes at the appropriate levels set forth below at the following approximate volumetric levels:

Month	Inbound Cases	Outbound Cases	Inbound Orders	Outbound Orders	Export Orders
March 2005	3,900,000	4,387,500	3,900	5,850	500
April 2005	1,925,000	1,950,000	2,275	4,225	400
May 2005	1,300,000	1,300,000	1,486	2,786	300
June 2005	325,000	288,889	289	506	200

These requirements are rough estimates of anticipated volume and do not create a contractual obligation by either party but provide expectations by Solo Cup which DSC will staff its National Service Center to meet. This table corrects a scrivener’s error contained in the Order wherein the volumes listed under the “Inbound Cases” column and the “Outbound Cases” column were switched. This table reflects the correct estimates.

(e)	required support for existing electronic data interchange (“EDI”) transaction sets and maintenance of information technology services, transportation service levels, carrier standards and insurance as set forth in Exhibit B to Attachment 1, which is attached hereto and incorporated herein.

ii)	Starting on February 28, 2005, Solo Cup will have the right, but not the obligation, to perform all transportation services (including truckload, less than truckload (“LTL”), intermodal, rail, airfreight and package delivery for products) and transportation management of those services, including all intra-company transfers among and between manufacturing plants, plant warehouses, production consolidation centers and Distribution Centers or any of them. The parties agree that Solo Cup will provide the transportation services outbound from Solo Cup’s manufacturing plants to the Distribution Centers beginning on the Distribution Center Transition Date and the parties anticipate that DSC will provide the transportation services outbound from the Distribution Centers to Solo Cup’s customers through each Transportation Transition pursuant to the Transportation Services Transition Schedule. However, Solo Cup expressly retains the right to advance any Transportation Transition for transportation services outbound from the Distribution Centers if necessary to service its customers in the event that DSC fails to provide the services set forth in Paragraph VI.A(i) above, in Solo Cup’s sole discretion, but Solo Cup nevertheless agrees to pay DSC the management fees as set forth in Paragraph VI.C below. DSC expressly waives the “Back-solicitation” provision contained in Paragraph 16.L of the Agreement. Solo Cup will be entitled to use any carrier of its choosing for Solo Cup’s transportation services. DSC will facilitate Solo Cup’s contacts with the existing carrier base.

iii)	At any time from February 28, 2005 through the respective Transportation Transition set forth below in the Transportation Services Transition Schedule, Solo Cup may, at its sole discretion, provided it notifies DSC in writing, in the event that DSC fails to provide the services set forth in Paragraph VI.A(i) above, require that DSC perform as much or as little transportation services and management of inbound transfers to and outbound customer shipments from the Distribution Centers, including all Overflow Facilities associated with the Distribution Center, and DSC will be obligated to provide such services and management, however, DSC will not be required to reinstate transportation services or management for any segment of transportation after that segment has been transitioned to Solo Cup under this Settlement Agreement.

iv)	In providing any transportation services and management for Solo Cup after the execution of the Settlement Agreement, DSC will be bound by the obligations set forth in Paragraph 16 of the Agreement (except for transportation SLAs).

B.	Transportation Services Transition Schedule:

i)	To the extent requested by Solo Cup, DSC will perform transportation services and management after February 28, 2005 for inbound transfers to and outbound customer shipments from the Distribution Centers, including all Overflow Facilities associated with each Distribution Center. DSC will transfer all transportation services and management to Solo Cup for each Distribution Center at mutually agreeable dates no later than the dates set forth in the following Transportation Services Transition Schedule:

March 12, 2005 – Havre de Grace, Maryland

April 9, 2005 – Arlington, Texas and Jonesboro, Georgia

May 14, 2005 – Chicago, Illinois

June 11, 2005 – Fontana and Mira Loma, California

ii)	Solo Cup intends to perform transportation services outbound from Solo Cup’s manufacturing plants to the Distribution Centers as of the Distribution Center Transition Date. With respect to shipments from the Distribution Centers to Solo Cup’s customers, Solo Cup may accelerate each respective Transportation Transition before the dates set forth above, in the event that DSC fails to provide the services set forth in Paragraph VI.A(i) above. However, Solo Cup will still be obligated to pay DSC a management fee based on shipments inbound to and outbound from each Distribution Center, as further described below, through the dates set forth in the Transportation Services Transition Schedule.

C.	Transportation Compensation: DSC’s compensation from Solo Cup for the transportation services and management services required of DSC pursuant to this Settlement Agreement is as follows:

i)	During the Interim Period, eight percent (8%) of all base transportation costs (excluding fuel surcharges, lumpers and certain accessorial charges as identified in Exhibit F of the Agreement) of all shipments for which DSC provides transportation services or management; and thereafter,

ii)	Eight percent (8%) of all base transportation costs (excluding fuel surcharges, lumpers and certain accessorial charges as identified in Exhibit F of the Agreement) for shipments delivered between February 28, 2005 through March 12, 2005 that are either: (a) inbound transfers to Havre de Grace, or to any alternative distribution center Solo Cup uses in place of or in addition to Havre de Grace for that region, if any; or (b) outbound customer shipments from Havre de Grace, or from or in addition to any alternative distribution center Solo Cup uses in place of Havre de Grace for that region, if any;

iii)	Eight percent (8%) of all base transportation costs (excluding fuel surcharges, lumpers and certain accessorial charges as identified in Exhibit F of the Agreement) for shipments delivered between February 28, 2005 through April 9, 2005 that are either: (a) inbound transfers to Arlington or Jonesboro, or to any alternative distribution center Solo Cup uses in place of or in addition to Arlington or Jonesboro for that region, if any; or (b) outbound customer shipments from Arlington or Jonesboro, or from or in addition to any alternative distribution center Solo Cup uses in place of Arlington or Jonesboro for those regions, if any;

iv)	Eight percent (8%) of all base transportation costs (excluding fuel surcharges, lumpers and certain accessorial charges as identified in Exhibit F of the Agreement) for shipments delivered between February 28, 2005 through May 14, 2005 that are either: (a) inbound transfers to Chicago, or to any alternative distribution center Solo Cup uses in place of or in addition to Chicago for that region, if any; or (b) outbound customer shipments from Chicago, or from any alternative distribution center Solo Cup uses in place of or in addition to Chicago for that region, if any; and

v)	Eight percent (8%) of all base transportation costs (excluding fuel surcharges, lumpers and certain accessorial charges as identified in Exhibit F of the Agreement) for shipments delivered between February 28, 2005 through June 11, 2005 that are either: (a) inbound transfers to Mira Loma, or to any alternative distribution center Solo Cup uses in place of or in addition to Mira Loma for that region, if any; or (b) outbound customer shipments from Mira Loma, or from any alternative distribution center Solo Cup uses in place of or in addition to Mira Loma for that region, if any.

vi)	Solo Cup’s payment obligations in Paragraphs VI.C(i)-(v) above cannot result in Solo Cup paying the 8% management fee more than once for any particular shipment.

D.	Payment Of Carriers:

i)	Between February 28, 2005 and the respective Transportation Transitions as set forth in the Transportation Services Transition Schedule, Solo Cup will pay carriers directly for transportation costs incurred on any shipment for which Solo Cup provides transportation services or management, including for inbound transfers to the Distribution Centers.

ii)	Between February 28, 2005 and the respective Transportation Transitions as set forth in the Transportation Services Transition Schedule, DSC will pay carriers directly for transportation costs incurred on any shipment for which DSC provides transportation services or management.

iii)	Solo Cup will provide DSC with records of any inbound transfers delivered to the Distribution Centers, or to any alternative distribution center Solo Cup uses in place of or in addition to a Distribution Center for that region, on or after February 28, 2005 through the Transportation Transitions to demonstrate the transportation costs upon which that component of DSC’s compensation is calculated, as set forth above. Solo Cup will provide the same type of information to document these transportation costs in the same format that DSC provided in DSC’s monthly transportation invoice for December 2004. Solo Cup will also provide DSC with bills of lading, SCAC data, data demonstrating the cost of the shipment, and such other information as DSC may reasonably request that Solo Cup maintains in the normal course of its business, except that DSC will not have access to Solo Cup’s contracts with carriers, rate pages or any other records that disclose rate information .

E.	Freight Claims: Freight claims will be handled as follows:

i)	DSC will pay Solo Cup all amounts DSC has not yet paid to Solo Cup, which are received at any time by DSC from carriers for freight loss or damage claims for Solo Cup product;

ii)	DSC will continue to process freight claims for loss or damage through and after the execution of this Settlement Agreement for all freight managed by DSC through the Transportation Transitions. To the extent such freight claims have not been paid by carriers prior to the final Transportation Transition, DSC promptly will provide Solo Cup with proper documentation of the remaining unpaid freight claims and Solo Cup will be responsible for the collection of such claims directly from the carriers; and

iii)	Solo Cup will ship on a “Shipper Load and Count” basis all Solo Cup product managed by DSC though the final Transportation Transition

iv)	Except as set forth in VI.E(i) above, all other freight claims are subject to this Settlement Agreement and will be released pursuant to the Mutual Releases contemplated herein.

F.	Reconciliation Of Transportation Costs And Claims:

i)	After the respective Transportation Transitions as set forth in the Transportation Services Transition Schedule, DSC will continue to pay carriers in accordance with its past practices for all transportation services DSC routes through its own carriers. DSC will remain liable to the carriers for any invoices or charges relating to transportation services that DSC routes through its own carriers while DSC performed transportation services for Solo Cup. A “Proper Invoice” is a paper or electronic invoice which contains sufficient load/order information to identify the shipment to which the invoice applies, reflects the freight rate identified in DSC’s transportation system as well as any accessorial(s) posted in DSC’s transportation system such that the carrier’s charges on the invoice match the freight and accessorial charges in DSC’s system. DSC agrees that it will pay all Proper Invoices or charges for these transportation services in accordance with past practices. Solo Cup will reimburse DSC for all such transportation costs paid and/or incurred by DSC as reflected on a Proper Invoice for DSC-managed transportation through each respective Transportation Transition as set forth in the Transportation Services Transition Schedule. Payment of charges for transportation services by Solo Cup to DSC will be deemed payment to the carrier, and upon payment by Solo Cup to DSC, DSC will defend, indemnify and hold Solo Cup harmless against any and all claims, demands and actions, including Solo Cup’s or the carrier’s attorneys’ fees and costs, by a carrier or others seeking payment from Solo Cup.

ii)	DSC promptly will make available on-site to Solo Cup all requested documentation in DSC’s possession or control, with reasonable advance notice, during normal business hours, that Solo Cup reasonably believes is necessary for it to satisfy itself that DSC has paid all carrier invoices or charges incurred through the respective Transportation Transition through the dates included in the Transportation Services Transition Schedule. DSC agrees to indemnify Solo Cup for all claims, including Solo Cup’s attorneys’ fees and costs, relating to invoices or charges for services relating to transportation services performed by DSC for which Solo Cup has already paid DSC.

iii)	On or before September 1, 2005, Solo Cup and DSC will true-up or reconcile transportation costs, including but not limited to:

(1)	Solo Cup will reimburse DSC for all transportation costs DSC actually paid to carriers for Solo Cup’s transportation services prior to each respective Transportation Transition which are unpaid by Solo Cup;

(2)	DSC will pay to Solo Cup all amounts due to Solo Cup for freight loss or damage, and for overcharges, as set forth in Paragraph VI.E(i) herein; and

(3)	DSC will pay to Solo Cup all amounts DSC has previously invoiced Solo Cup and Solo Cup has previously paid to DSC for transportation services that DSC has not paid to carriers.

VII.	Dismissal of Claims and Mutual Releases:

A.	Upon execution of the Settlement Agreement, payment by Solo Cup of the $3.15 million as provided herein, and delivery of the Letter of Credit to DSC, the parties will dismiss with prejudice the following suits, claims, counterclaims and appeals:

i)	Solo Cup Company v. DSC Logistics, Inc., American Arbitration Association, Case No. 51 Y 181 01640 02 (John Arado, arbitrator), including any claims relating to the transaction involving Solo Cup and Sweetheart Cup Company that DSC has raised or could have raised;

ii)	Solo Cup Company v. DSC Logistics, Inc., American Arbitration Association, Case No. 51 Y 181 01945 04 (John Arado, arbitrator), consolidated with the above arbitration;

iii)	Solo Cup Company v. DSC Logistics, Inc., Circuit Court of Cook County, Chancery Division, Case No. 04 CH 16231 (Nowicki, J.), except the parties have received an Order from Judge Nowicki and agree that she will retain exclusive jurisdiction over enforcement of the Settlement Agreement and Order;

iv)	Solo Cup Company v. DSC Logistics, Inc., Appellate Court of Illinois, First Judicial District, Appeal No. 04-3399;

v)	Sweetheart Cup Company v. DSC Logistics, Inc., United States Court of Appeals for the Fourth Circuit, 4CCA Docket No. 04-2236; and

vi)	Sweetheart Cup Company v. DSC Logistics, Inc., United States District Court of Maryland, Case No. 04-2036-WMN (Nickerson, J.).

B.	Upon execution of the Settlement Agreement, payment by Solo Cup of the $3.15 million as provided herein, and delivery of the Letter of Credit to DSC, the parties will exchange general releases of all claims, and Solo Cup will obtain signature on such releases by representatives of Solo Cup Company, a Delaware Corporation and Sweetheart Cup Company, except as relating to this Settlement Agreement and related settlement documents, including the Order. The release is attached hereto as Attachment 8. Both parties reserve their respective rights to enforce this Settlement Agreement and related settlement documents, including the Order.

VIII.	Representations and Warranties:

A.	DSC represents and warrants that it has paid or will pay, within 48 hours of the Settlement Agreement, all charges due and owing as of the date of the Settlement Agreement from invoices from carriers and other service providers that DSC incurred on behalf of Solo Cup that are then due and payable, and that it will pay when due with respect to each Transportation Transition included in the Transportation Services Transition Schedule all Proper Invoices from carriers and other service providers that DSC will incur before the Distribution Center Transitions and the Transportation Transitions, all such costs being subject to reconciliation as provided in Paragraph IV.D and Paragraph VI.F above to assure that Solo Cup does not pay to DSC any amounts in excess of the amounts DSC pays to the carriers and other service providers.

B.	DSC represents and warrants that it is aware of no financial obligations Solo Cup has to third parties based on the Agreement or DSC’s provision of services to Solo Cup and that DSC will not seek to impose any such financial obligations on Solo Cup. Other than the settlement amounts provided for in this Settlement Agreement as set forth in Paragraph II.A (payment of $11,750,000 pursuant to the payment schedule set forth herein), Paragraphs IV.A, IV.B, and VI.C (payment for warehouse and transportation services as set forth herein), and Paragraphs V.A(ii) and (vi) (the Owned Asset purchase obligations as set forth herein), Solo Cup will not pay any obligation that is not disclosed in this Settlement Agreement and accepted herein by Solo Cup as an obligation for which it is liable. Solo Cup will not be liable to DSC or any other person or entity for any other financial obligation whatsoever in connection with the Agreement or arising in any other way from DSC’s provision of services on Solo Cup’s behalf or incurrence of obligations relating to Solo Cup.

C.	DSC represents and warrants that it has disclosed to Solo Cup all material (i.e., valued at $10,000 or more for the entire contractual obligation, meaning all future payments due under the contract) obligations, contracts, leases or other agreements entered into by DSC on behalf of or relating to the business of Solo Cup (including by way of example but not limited to carrier contracts, 4PL agreements, pest control agreements, service contracts, maintenance agreements). DSC will indemnify Solo Cup for all undisclosed material obligations, including Solo Cup’s attorneys’ fees and costs, that DSC has entered into relating to its provision of services for Solo Cup. Upon execution of the Settlement Agreement, payment by Solo Cup of the $3.15 million as provided herein, and delivery of the Letter of Credit to DSC, DSC will waive all rights to assert any lien, including warehouseman’s liens, or other claims that DSC or any third party with whom DSC has incurred obligations by performing services on Solo Cup’s behalf, may have against DSC or Solo Cup now or in the future. Solo Cup will assume only those obligations that are disclosed by DSC in Attachment 5 and DSC hereby indemnifies Solo Cup for any material obligations, including Solo Cup’s attorneys’ fees and costs, created by DSC that are not listed herein. A listing of the obligations Solo Cup will assume is attached hereto as Attachment 5.

D.	Through the Distribution Center Transitions and the final Transportation Transition, DSC represents and warrants that it will maintain in full force and effect insurance coverages of the types and in amounts equal to or greater than those required by the federal and state bodies having jurisdiction over the performance of DSC’s services, including transportation services, at each Distribution Center. Such insurance coverages will include those matters addressed in Paragraph 11 of the Agreement.

E.	The parties represent and warrant to one another that neither has heretofore assigned or transferred to any person or entity any claim, or part thereof, that either may have, had or claimed to have against the other, including their respective subsidiaries, parents, affiliates, including but not limited to Sweetheart Cup Company and Solo Cup Company, a Delaware corporation, and the officers employees, consultants, contractors and agents of each.

F.	DSC represents and warrants that to the best of its knowledge without any special investigation there are no undisclosed liabilities concerning the Real Estate leases, the Owned or Leased Assets that DSC is transferring to Solo Cup. DSC warrants that it has the exclusive right to possess and convey the Owned and Leased Assets and the Assigned Facilities and Mira Loma facility, pursuant to lease agreements which have been provided to Solo Cup. DSC represents that it is transferring to Solo Cup good and marketable title to the Owned Assets, Leased Assets, and Real Estate leases free and clear of all security interests, charges, liens, hypothecations, mortgages, claims and encumbrances (except for the leases themselves to which DSC is a party with respect to the Leased Assets and Real Estate leases.)

G.	DSC represents and warrants that DSC is aware of no security interests, charges, liens, warehouseman’s liens, hypothecations, mortgages, claims or encumbrances on any of Solo Cup’s assets or product at the Distribution Centers. DSC represents and warrants that no equipment owned by Solo Cup and provided to DSC in connection with the Agreement has been moved by DSC to any location other than the Distribution Centers, that DSC has not sold or transferred from the Havre de Grace, Jonesboro or Chicago Distribution Centers any equipment owned by Solo Cup (except for de minimis amounts in the ordinary course of business which have been scrapped as required by the poor condition of the equipment), and that no equipment owned by Solo Cup is located in the Mira Loma, Fontana or Arlington facilities.

H.	DSC represents and warrants that it is currently aware of no claim or litigation by any service provider or carrier relating to DSC’s non-payment for services performed on Solo Cup’s behalf, except for the following:

i)	Innovative Movements, Inc. v. DSC Logistics, Inc., United States District Court for the Northern District of Georgia, Atlanta Division, File No. 1: 03-CV-1370-CC;

ii)	DSC Logistics, Inc. v. Innovative Movements, Inc. & Ike Bakhsh, United States District Court for the Northern District of Illinois, Eastern Division, 03 C 4050; and

iii)	Randstad North America LP v. DSC Logistics, Inc., Circuit Court of Cook County, 04 L 010290 C (filed Sept. 10, 2004).

DSC will defend, indemnify and hold harmless Solo Cup against the claims set forth above, including Solo Cup’s attorneys’ fees and costs. Solo Cup agrees to provide DSC with reasonable access to any former DSC employee whom Solo Cup employs after the Distribution Center Transition Date whom DSC reasonably feels is necessary to defend or prosecute the above claims and business records relating to these claims that were generated by DSC while providing services to Solo Cup under the Agreement, that DSC may reasonably request, at DSC’s sole expense.

I.	DSC represents and warrants that it is not currently aware of any claim, action, suit, proceeding, or demand by any DSC employee, agent, contractor, member, licensee, or invitee who has performed services on behalf of Solo Cup resulting from bodily injury (including death), property damage or loss, or any employee claim of any nature whatsoever, including but not limited to employee benefits, fair labor standards act claims, sexual harassment, and race, age, gender, sexual orientation, disability or any other type of discrimination, except as set forth below:

i)	Henry Clark v. DSC Logistics & Solo Cup Co. United States District Court for the Northern District of Illinois, Eastern Division, 04 C 6414.

DSC will defend, indemnify and hold harmless Solo Cup against the claim set forth above, including Solo Cup’s attorneys’ fees and costs.

J.	DSC represents and warrants that the amounts set forth on Schedule 1.1(a) are based on DSC’s books and records kept in the normal course of its business and based on the initial purchase price of such assets.

K.	Except as otherwise specified in the Protocol, DSC represents and warrants that all equipment and assets DSC has in place to run the business at the Distribution Centers will remain in place and be included as part of the Owned Assets and Leased Assets.

L.	DSC represents and warrants that there are no liens or other encumbrances on the Owned Assets, except for the security interest in favor of LaSalle Bank for which DSC will obtain a waiver before title to the Owned Assets passes to Solo Cup on the Distribution Center Transition Date. To the extent this representation and warranty is erroneous and Solo Cup discovers any such liens or encumbrances in the Interim Period, Solo Cup will reduce, by the value of the Owned Asset as set forth on Schedule 1.1(a) of the Asset Purchase and Transfer Agreement, the amount that it will reimburse DSC for such Owned Assets.

IX.	Miscellaneous:

A.	The representations and warranties of the parties hereto will survive the execution and delivery of the Settlement Agreement and the consummation of the transactions provided for herein.

B.	The Schedules and Attachments identified in this Settlement Agreement are incorporated herein by reference and made a part hereof.

C.	If any one or more of the provisions contained in this Settlement Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

D.	DSC and Solo Cup agree to cooperate with each other for any request for documents the other may reasonably have relating to the provision of services under the Settlement Agreement

E.	DSC and Solo Cup agree to maintain the confidentiality and return to the other as requested all Confidential Information (as defined in Paragraph 22 of the Agreement) and to return to the other as requested all Intellectual Property (as defined in Paragraph 23 of the Agreement) on or about June 15, 2005. DSC agrees that to the extent its Intellectual Property can be characterized as a management practice or technique which has been applied to better supply chain management for Solo Cup, Solo Cup may continue such practice upon termination of the Agreement and DSC grants to Solo Cup the non-exclusive perpetual royalty free, non-assignable right to continue such management practice or technique.

F.	As an ongoing obligation and at DSC’s cost, DSC agrees to maintain two years worth of bills of lading and shipment receipts and to provide Solo Cup at any time, on reasonable notice, with all bills of lading and shipment receipts that Solo Cup or its auditors or agents requests from DSC for purposes of Solo Cup’s need to obtain information for tax and accounting issues and audits. The parties anticipate that sampling will be sufficient, but if Solo Cup requires all documents, it will pay the costs of a copy service to copy the documents.

G.	DSC agrees to fully and unconditionally indemnify, defend and save Solo Cup, its affiliates, subsidiaries and parents, including but not limited to their officers, directors, members, employees, agents, contractors, licensees, invitees, successors and assigns, against and hold Solo Cup harmless from and reimburse Solo Cup for any and all claims, demands, judgments, penalties, liabilities, costs, damages, attorneys’ fees, costs and expenses, directly or indirectly incurred by Solo Cup, including court costs and reasonable attorneys’ fees (prior to trial, at trial, and on appeal), arising as a result of DSC’s operation of the Distribution Centers prior to the Distribution Center Transition Date out of: (a) death or bodily injury; (b) property damage or loss; and (c) any Account Employee claim of any nature whatsoever, including but not limited to employee benefits, fair labor standards act claims, sexual harassment, and race, age, gender, sexual orientation, disability or any other type of discrimination, except for any such claim to the extent based in whole or in part on any act or omission of Solo Cup.

Solo Cup agrees to fully and unconditionally indemnify, defend and save DSC, its affiliates, subsidiaries and parents, including but not limited to their officers, directors, members, employees, agents, contractors, licensees, invitees, successors and assigns, against and hold DSC harmless from and reimburse DSC for any and all claims, demands, judgments, penalties, liabilities, costs, damages, attorneys’ fees, costs and expenses, directly or indirectly incurred by DSC, including court costs and reasonable attorneys’ fees (prior to trial, at trial, and on appeal), arising as a result of Solo Cup’s operation of the Distribution Centers on and after the Distribution Center Transition Date out of: (a) death or bodily injury; (b) property damage or loss; and (c) any Site Employee claim of any nature whatsoever, including but not limited to employee benefits, fair labor standards act claims, sexual harassment, and race, age, gender, sexual orientation, disability or any other type of discrimination, except for any such claim to the extent based in whole or in part on any act or omission of DSC.

H.	In the case of third-party claims covered by the indemnities hereunder granted, the indemnifying party will be notified promptly of the existence of any such claim, action, suit, proceeding or demand, and will be given the opportunity to defend or settle the same, in which defense or settlement the indemnified party will reasonably cooperate. The indemnifying party will not settle any claim without the indemnified party’s approval, which approval will not be unreasonably withheld.

I.	This settlement is not to be construed as an admission of fault or liability on the part of Solo Cup or DSC in connection with the disputes between the parties. Both parties specifically deny any fault or liability.

J.	This Settlement Agreement is to be construed under the laws of Illinois without reference to its conflicts of law provisions.

K.	There is no agreement between the parties to arbitrate any disputes arising or relating to this Settlement Agreement. The parties agree that Judge Nowicki, or another judge of the Circuit Court of Cook County, if applicable, has exclusive jurisdiction to enforce this Settlement Agreement and the Order.

L.	This Settlement Agreement may be executed in one or more counterparts, which counterparts when taken together will constitute a single document.

M.	Neither party will be liable to the other for any failure to perform or delay in performance to the extent such failure or delay is caused by circumstances beyond its control, including without limitation acts of God or nature, fire, flood, explosion, casualty, war, terrorism, civil disturbance, or action or request of governmental authority.

N.	The parties and signatories to this Settlement Agreement have been represented by counsel, have read and understood it, and have full authority to execute it on behalf of their respective companies.

O.	This Settlement Agreement, together with all of its Attachments, constitutes the entire agreement between the parties, and supercedes all prior oral or written proposals. Any amendment of or modification to this Settlement Agreement will be effective only if in a writing signed by the parties.

P.	The prevailing party in any action, including for enforcement of this Settlement Agreement, will be entitled to attorneys fees and interest at the statutory post-judgment interest rate.

Q.	From time to time, at a party’s reasonable request, the other party will execute and deliver such further instruments of conveyance, transfer, and assignment, and take such other action as may be reasonably requested, in order to complete and effect the transactions and settlement contemplated herein.

R.	This Settlement Agreement will be construed without regard to the party or parties responsible for the preparation of the same, and will be deemed as prepared jointly by the parties. Any ambiguity or uncertainty existing herein will not be interpreted or construed against any party hereto.

S.	This Settlement Agreement may be executed in two or more counterparts, each of which as so executed shall be deemed to be an original but all of which together shall constitute one and the same instrument. A facsimile signature shall be acceptable as an original for all purposes

T.	The parties agree that all documents that have been produced to the other that have been designated “Confidential,” “Highly Confidential, Attorneys Eyes Only” or “May Contain Sweetheart Trade Secret Information – Attorneys’ Eyes Only” pursuant to the Protective Order entered in the arbitration, the protective order entered by Judge Nowicki, or by agreement of the parties will remain confidential as required by the Protective Order and Judge Nowicki’s order and that each party will return or destroy documents as required by the Protective Order, upon execution of this Settlement Agreement, except as precluded by subpoena, document request, or applicable law. Unless subject to a pending subpoena or document request, and as soon as any such request is resolved based on a court ruling or conclusion of the applicable action, all documents produced to DSC bearing the designation “May Contain Sweetheart Trade Secret Information Attorneys’ Eyes Only,” and all copies thereof, will be immediately returned to Solo Cup (rather than destroyed).

U.	Because the parties have agreed by this Settlement Agreement that the terms hereof encompass complete settlement of all of their claims and rights, and those of related parties, if any, arising from the Agreement, the parties agree that any claim of loss due to breach of any or all of the terms of the Agreement, the Settlement Agreement, or any other claim that was asserted or could have been asserted by DSC, any of its parents, predecessors, successors, subsidiaries, affiliates, officers, employees, agents or assigns, if any, is encompassed exclusively by the payment to DSC by Solo Cup of $11,750,000 in settlement funds, the payment for warehouse and transportation services as specifically set forth in Paragraphs IV.A, IV.B, and VI.A(ii), B(ii) and C herein, and the Owned Asset purchase obligations as set forth in Paragraphs V.A(ii), (iv), and (vi) herein, and that Solo Cup can under no circumstances be financially liable to DSC or any of its parents, predecessors, successors, subsidiaries, affiliates, officers, employees, agents or assigns, if any, for any more than those amounts based on any breach of the Agreement, the Settlement Agreement, or any other alleged obligation of Solo Cup, other than with respect to the specific indemnification obligations specifically agreed to in Paragraphs V.B(xvi); V.C(ii); V.C(v); and IX.G of this Settlement Agreement, the indemnification pursuant to the terms of Paragraph V of the Mutual General Release attached hereto as Attachment 8, payment of the attorneys fees and interest pursuant to Paragraph IX.P. of this Settlement Agreement, but only should DSC prevail, or other specific payment obligations expressly contained in Paragraphs V.C(viii); and VI. F(iii) (1) of this Settlement Agreement.

AGREED TO BY:		AGREED TO BY:

Solo Cup Company, an Illinois corporation		DSC Logistics, Inc., an Indiana corporation

By:	/s/ Ronald L. Whaley	By:	/s/ Ann M. Drake
Name:	Ronald L. Whaley	Name:	Ann M. Drake
Its:	President and Chief Operating Officer	Its:	Chief Executive Officer
Dated:	February 16, 2005	Dated:	February 16, 2005

ATTACHMENTS

Attachment 1	Order from Judge Nowicki of the Circuit Court of Cook County dated February 10, 2005
Exhibit A to the Order: Macro Processes
Exhibit B to the Order: Information Technology

Attachment 2	Services Transition Protocol

Attachment 3	Letter of Credit

Attachment 4	Asset Purchase and Transfer Agreement

Schedule 1.1(a): Owned Assets

Schedule 1.1(b): Leased Assets

Attachment A: Bill of Sale, Assignment and Assumption Agreement

Attachment B: Consent to Assignment of Lease and Amendment of Lease – Arlington I Exhibit A: Assignment and Assumption of Lease Exhibit B: Arlington I Lease

Attachment C: Consent to Assignment of Lease and Amendment of Lease – Arlington II Exhibit A: Assignment and Assumption of Lease Exhibit B: Arlington II Lease

Attachment D: Consent to Assignment of Lease and Amendment of Lease – Fontana Exhibit A: Assignment and Assumption of Lease Exhibit B: Fontana Lease

Attachment 5	Assigned/Assumed Contractual Obligations

Attachment 6	Consent to Sublease of Premises Exhibit A: Mira Loma Sublease Exhibit B: Mira Loma Lease

Attachment 7	Inventory Reconciliation, Loss or Damage

Attachment 8	Mutual General Release Between DSC, Solo Cup, Sweetheart Cup Company, and Solo Cup Company, a Delaware corporation

31